Exhibit 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                         MIKRON INSTRUMENT COMPANY, INC.

      Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations General, of the New Jersey Statutes, the undersigned Corporation executes the following Certificate of Amendment of its Certificate of
Incorporation:

1.    The name of the Corporation is:

      MIKRON INSTRUMENT COMPANY, INC.

2. The following amendments to the Certificate of Incorporation were approved by the directors and thereafter duly adopted by the shareholders of the Corporation on the 20th day of August, 1999:

      (a) Article FIFTH of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

            "FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors or more than nine directors, the exact number of directors to be determined from time to time solely by resolution adopted by the Board of Directors. All directors shall be of one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. Each director shall hold office after the annual meeting at which his or her term is scheduled to end until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, disqualification or removal from office. Any newly created directorship resulting from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director."

      (b) Article TWELFTH of the Certificate of Incorporation is deleted in its entirety and is replaced with new Article TWELFTH which shall read in its entirety as follows:

            "TWELFTH: Subject to, and to the fullest extent permitted by, N.J.S.A. 14A:2-

      7(3), as amended from time to time, no director or officer shall be liable to the Corporation or to any of its shareholders for monetary damages for breach of any duty as a director or officer, except with respect to (1) a breach of a duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve a knowing violation of law; or (3) a transaction from which the director or officer derived an improper personal benefit."

3. The foregoing amendments to the Certificate of Incorporation were adopted upon the receipt of the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon at a meeting of the shareholders of the Corporation held on August 20, 1999.

4. This amendment of the Certificate of Incorporation is to become effective upon filing.

      I, GERALD POSNER, President of Mikron Instrument Company, Inc., a New Jersey corporation, do hereby certify that the aforementioned amendments to the Certificate of Incorporation have been duly adopted pursuant to the procedures set forth in N.J.S.A. 14A:9- 2(4) at a meeting of the shareholders of the Corporation upon the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon, and that the Board of Directors of Mikron Instrument Company, Inc. directed that the Amendment to the Certificate of Incorporation be duly filed with the Secretary of State of New Jersey.

      I do hereby certify that the Corporation is not in the hands of a receiver, trustee or other court appointed officer.


                              -------------------------------
                              GERALD POSNER, President
                              Mikron Instrument Company, Inc.
                              16 Thornton Road
                              Oakland, New Jersey 07436


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